Exhibit 10.25

SECOND AMENDMENT TO THE

NUVEEN INVESTMENTS, LLC

EXCESS BENEFIT RETIREMENT PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009)

WHEREAS, the Company is the sponsoring employer of the Nuveen Investments, LLC Excess Benefit Retirement Plan, as amended and restated effective as of January 1, 2009 (the “Plan”); and

WHEREAS, pursuant to Section 3.02 of the Plan, the Company has reserved the right to amend or terminate the Plan; and

NOW THEREFORE, by virtue and in exercise of the amendment and termination power reserved to the Company pursuant to Section 3.02 of the Plan and pursuant to the Written Consent of the Sole Member dated October 28, 2009 (the “Effective Date”), the Plan is hereby amended in the following respects, as of the Effective Date.

1.                                       By adding the following new Section 1.08 and renumbering existing Section 1.08 accordingly:

“Termination Date” means October 28, 2009.

2.                                       By adding the following new Section 2.09:

“Termination and Liquidation.  Notwithstanding anything in this Plan to the contrary, the Plan shall be irrevocably terminated as of the Termination Date and all benefits not previously paid shall be paid according to this Section 2.09.  All benefits payable under this Article II shall be paid in a lump sum.  The portion of any Participant’s benefit that prior to the Termination Date was eligible for grandfather protection from Code Section 409A, as determined in accordance with Treasury Regulation Section 1.409A-6 (‘Grandfathered Benefits’), shall be paid on or before November 30, 2009.  All benefits other than Grandfathered Benefits shall be paid on a date, to be determined solely by the Company, after the first anniversary but before the second anniversary of the Termination Date.”

3.                                       Except to the extent necessary to give effect to this Amendment, the Plan shall otherwise remain unchanged.